Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA • 92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Investor Contact: David K. Erickson, 949-250-6826

Media Contact:  Barry R. Liden or Helen Hunt, 949-250-5070

EDWARDS LIFESCIENCES ANNOUNCES MANAGEMENT CHANGES

•      CFO Lyle to Become President, Global Operations, Succeeded by VP and Controller Thomas Abate

IRVINE, Calif., December 14, 2005 — Edwards Lifesciences Corporation (NYSE: EW), the world leader in products and technologies to treat advanced cardiovascular disease, announced today that Corinne Lyle, 45, Edwards’ chief financial officer and treasurer, has been appointed to the newly-created position of president, global operations, for the company, effective January 1, 2006.  In her new position, Lyle will report to Edwards’ Chairman and CEO Michael Mussallem, and have direct responsibility for the company’s Global Manufacturing, Quality, and Information Technology operations.

Succeeding Lyle as Edwards’ CFO and treasurer will be Thomas M. Abate, the company’s corporate vice president and controller.  Abate, 52, has been responsible for overseeing the company’s implementation and compliance with Sarbanes-Oxley requirements, leading the company’s Tax and Treasury departments, and overseeing numerous company transactions and technology acquisitions.  He also oversaw the company’s foreign earnings repatriation, and led the company’s financial planning and forecasting functions.  Abate also played an instrumental role in the company’s spin-off from Baxter International Inc. in 2000.

“We are pleased to have Corinne assume an important new role within Edwards, and will rely upon her leadership as we continue to grow our core franchises and transform Edwards, with an increased focus on operational excellence and new product launches,” said Michael A. Mussallem, Edwards chairman and CEO, adding, “Tom Abate has made many contributions to Edwards as a key member of our finance and leadership teams, and we look forward to a seamless transition in his new role.”

- more -

During an 18-year tenure at Baxter, Abate was in a series of finance positions of increasing responsibility.  He also worked in a global capacity as vice president of finance for Clintec International, a joint venture with Baxter and Nestle based in Lausanne, Switzerland.  Abate earned a bachelor’s degree in accounting from the University of Illinois and an MBA from Northern Illinois University.

About Edwards Lifesciences

Edwards Lifesciences, a leader in advanced cardiovascular disease treatments, is the number-one heart valve company in the world and the global leader in acute hemodynamic monitoring.  Headquartered in Irvine, Calif., Edwards focuses on specific cardiovascular opportunities including heart valve disease, peripheral vascular disease and critical care technologies.  The company’s global brands, which are sold in approximately 100 countries, include Carpentier-Edwards, Cosgrove-Edwards, Fogarty, LifeStent, PERIMOUNT and Swan-Ganz.  Additional company information can be found at http://www.Edwards.com.

Edwards Lifesciences, Carpentier-Edwards, Cosgrove-Edwards, Fogarty, PERIMOUNT, and Swan-Ganz are trademarks of Edwards Lifesciences Corporation and are registered in the U.S. Patent and Trademark Office.  LifeStent is a trademark of Edwards Lifesciences AG and is registered in the U.S. Patent and Trademark Office.

# # #